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                                                                      Exhibit 12

                  FIRST REPUBLIC PREFERRED CAPITAL CORPORATION
        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                  For the
                                             Nine Months Ended
                                                September 30,                                    For the Period from
                                          --------------------------    For the Year Ended   Inception (April 19, 1999)
                                              2001           2000       December 30, 2000       to December 31, 1999
                                          -----------     ----------    ------------------      --------------------
I.   Income before income taxes .......... $6,109,000     $5,733,000       $7,751,000               $4,857,000
II.  Fixed Charges:
         Preferred Stock Dividends ....... $4,445,000(1)  $4,331,000(1)    $5,775,000               $3,369,000
III. Ratio of earning to fixed charges ...      1.37x          1.32x            1.34x                    1.44x
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(1)  Preferred stock dividends as of September 30, 2001 and 2000 represent the amount of such dividends which were accrued in the Comany's financial statements.